Exhibit 99.1
PayPal reports first quarter 2017 results and raises financial guidance for full year
Q1 GAAP EPS increased 6% to $0.32, non-GAAP EPS increased 19% to $0.44
$5 billion stock repurchase authorization announced

SAN JOSE, Calif. - April 26, 2017 - Global technology platform and digital payments leader PayPal Holdings, Inc. (Nasdaq:PYPL) today announced first quarter results for the period ended March 31, 2017.

Financial highlights for the first quarter include:

•	Revenue growth of 17% to $2.975 billion, or 19% on a foreign currency neutral (FX-neutral) basis

•	GAAP operating margin down 150 basis points to 14.5% and non-GAAP operating margin expanded 50 basis points to 21.6%

•	GAAP earnings per diluted share (EPS) growth of 6% to $0.32, non-GAAP EPS growth of 19% to $0.44

•	Operating cash flow of $751 million, free cash flow of $603 million

•	$517 million returned to stockholders through stock repurchases

Operating highlights for the first quarter include:

•	6.0 million active customer accounts added, ended the quarter with 203 million active customer accounts, including 16 million merchant accounts

•	1.7 billion payment transactions, up 23%

•	32 payment transactions per active account on a trailing twelve months basis, up 12%

•	$99 billion in total payment volume (TPV), up 23%, or 25% on an FX-neutral basis

“With another quarter of strong financial results, we continue to deliver on our vision to democratize financial services for our consumers and drive the global transition from cash to digital payments,” said Dan Schulman, President and CEO of PayPal. “We are deepening our merchant offerings and relationships, and expanding our network of strategic partnerships to make PayPal more available in new contexts and new markets.”

Returning Value to Stockholders with Stock Repurchase

PayPal announced today that its board of directors has authorized a new stock repurchase program, under which the company may repurchase up to $5 billion in outstanding common stock. This program will become effective after completion of the company's January 2016 stock repurchase program. As of March 31, 2017, approximately $488 million remained available for stock repurchases under this prior authorization.

Strategic Partnerships

PayPal recently announced an expansion of its relationship with Google. PayPal will be available in the Android Pay wallet in the United States and accepted as a way to pay at the millions of retailers that accept Android Pay at the point of sale.

In addition, PayPal announced a partnership agreement with Wells Fargo, adding another issuer to the companies working with PayPal and expanding its services at the point of sale. PayPal also extended its partnership with Visa into the Asia-Pacific region.

Expanding Value Proposition through Product Innovation

PayPal’s mobile-first approach to product development is driving increasing engagement across the platform. In the quarter, 32% of payment volume came through a mobile device and mobile payment volume increased 51% over the same period last year to approximately $32 billion. In addition, Venmo, the company's social payments platform, processed $6.8 billion of TPV, more than doubling its volume versus the first quarter of 2016.

PayPal finished the quarter with more than 53 million consumer accounts opted in to One Touch. In addition, more than five million merchant customers and 75% of the Internet Retailer 100 now offer One Touch on their mobile and desktop shopping experiences.

In the first quarter, PayPal announced its agreement to acquire TIO Networks Corp. ("TIO") for approximately $233 million. TIO is a leading multi-channel bill payment processor in North America and processed more than $7 billion in bill payments in its fiscal 2016. The company’s digital platform, and physical network of agent locations make paying bills simpler, faster, and more affordable. By integrating bill payment, PayPal will add another key service to its global payments platform and become a greater part of its consumers’ everyday financial lives. On April 10, 2017 shareholders of TIO approved the acquisition, which is expected to close in the second half of 2017, subject to certain closing conditions.

First Quarter 2017 Financial and Operational Highlights

	First Quarter
(presented in millions, except per share data and percentages)	2017	2016	YoY Growth		FX-Neutral YoY Growth
Total Payment Volume (TPV)	$99,327	$81,056	$18,271	23%	25%
GAAP
Net revenues	$2,975	$2,544	$431	17%	19%
Operating margin(1)	14.5%	16.0%	**	(150)bps	N/A
Effective tax rate	12.3%	13.5%	**	(120)bps	N/A
Net income	$384	$365	$19	5%	N/A
Earnings per diluted share	$0.32	$0.30	$0.02	6%	N/A
Net cash provided by operating activities	$751	$738	$13	2%	N/A
Non-GAAP
Net revenues	$2,975	$2,544	$431	17%	19%
Operating margin	21.6%	21.1%	**	50bps	N/A
Effective tax rate	17.8%	18.1%	**	(30)bps	N/A
Net income	$534	$452	$82	18%	N/A
Earnings per diluted share	$0.44	$0.37	$0.07	19%	N/A
Free cash flow	$603	$605	$(2)	0%	N/A
(1) First quarter 2017 GAAP operating margin was impacted by $40 million of restructuring charges.
** Not meaningful.

Cash, Cash Equivalents and Investments - PayPal’s cash, cash equivalents and investments totaled $6.4 billion as of March 31, 2017.

2017 Financial Guidance
Full Year 2017 Revenue and Earnings Raised

•	PayPal expects revenue to grow 15 - 17% at current spot rates and 17 - 19% on an FX-neutral basis, to a range of $12.520 - $12.720 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $1.28 - $1.33 and non-GAAP earnings per diluted share in the range of $1.74 - $1.79.

•
Estimated non-GAAP amounts above for the twelve months ending December 31, 2017, reflect adjustments of approximately $800 - $840 million, primarily representing estimated stock-based compensation expense and related employer payroll taxes in the range of $660 - $690 million.

Second Quarter 2017

•	PayPal expects revenue to grow 15% - 17% at current spot rates and 17% - 19% on an FX-neutral basis, to a range of $3.050 - $3.100 billion.

•	PayPal expects GAAP earnings per diluted share in the range of $0.30 - $0.32 and non-GAAP earnings per diluted share in the range of $0.41 - $0.43.

•
Estimated non-GAAP amounts above for the three months ending June 30, 2017, reflect adjustments of approximately $205 - $220 million, primarily representing estimated stock-based compensation expense and related employer payroll taxes in the range of $180 - $190 million.

Please see "Non-GAAP Financial Measures" and "Non-GAAP Measures of Financial Performance" for important additional information.

Quarterly Conference Call and Webcast

PayPal Holdings, Inc. will host a conference call to discuss first quarter 2017 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP and non-GAAP pro forma measures to their most directly comparable GAAP measures, can be accessed through the company's Investor Relations website at https://investor.paypal-corp.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.

PayPal Holdings, Inc. uses its Investor Relations website (https://investor.paypal-corp.com), its PayPal Stories Blog (https://www.paypal.com/stories/us), Twitter handle (@PayPal), LinkedIn page (https://www.linkedin.com/company/paypal), Facebook page (https://www.facebook.com/PayPalUSA/) and YouTube channel (https://www.youtube.com/paypal) as a means of disclosing information about the company and for complying with its disclosure obligations under Regulation FD. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels in addition to PayPal’s press releases, SEC filings, public conference calls and webcasts.

About PayPal

Fueled by a fundamental belief that having access to financial services creates opportunity, PayPal (Nasdaq: PYPL) is committed to democratizing financial services and empowering people and businesses to join and thrive in the global economy. Our open digital payments platform gives PayPal’s 203 million active account holders the confidence to connect and transact in new and powerful ways, whether they are online, on a mobile device, in an app, or in person. Through a combination of technological innovation and strategic partnerships, PayPal creates better ways to manage and move money, and offers choice and flexibility when sending payments, paying or getting paid. Available in more than 200 markets around the world, the PayPal platform, including Braintree, Venmo and Xoom, enables consumers and merchants to receive money in more than 100 currencies, withdraw funds in 56 currencies and hold balances in their PayPal accounts in 25 currencies. For more information on PayPal, visit https://www.paypal.com/about. For PayPal financial information, visit https://investor.paypal-corp.com.

Presentation

All growth rates represent year-over-year comparisons, except as otherwise noted. FX-neutral results are calculated by translating the current period local currency results by the prior period exchange rate. FX-neutral growth rates are calculated by comparing the current period FX-neutral results by the prior period results, excluding the impact from hedging activities. All amounts in tables are presented in U.S. dollars, rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not sum or recalculate using the rounded dollar amounts provided.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. For an explanation of the foregoing non-GAAP measures, please see “Non-GAAP Measures of Financial Performance” included in this press release. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). In addition, the company has included certain pro forma adjustments in its presentation of certain historical revenue measures. The company believes that this presentation provides investors a consistent basis for assessing the company’s performance and helps to facilitate comparisons across different periods. These pro forma adjustments reflect items that are factually supportable, directly attributable to the separation of the company from eBay Inc. on July 17, 2015, and expected to have a continuing impact on the company’s results of operations. For a reconciliation of these non-GAAP financial measures and non-GAAP pro forma comparisons to the most directly comparable GAAP measures, see “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income, GAAP Diluted EPS to Non-GAAP Diluted EPS and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate,” “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” and “Reconciliation of Operating Cash Flow to Free Cash Flow.”

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future results of operations, financial condition, expectations and plans of PayPal Holdings, Inc. and its consolidated subsidiaries that reflect PayPal’s current projections and forecasts. Forward-looking statements can be identified by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” “forecast” and other similar expressions. Forward-looking statements include, but are not limited to, statements regarding projected financial results for second quarter and the full year 2017, the planned acquisition of TIO and projected future growth of PayPal’s businesses. Forward-looking statements are based upon various estimates and assumptions, as well as information known to PayPal as of the date of this press release, and are inherently subject to numerous risks and uncertainties. Accordingly, actual results could differ materially from those predicted or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any regional general economic downturn or crisis and any conditions that affect payments or e-commerce growth; fluctuations in foreign currency exchange rates; the competitive, regulatory, payment card association-related and other risks specific to the PayPal, PayPal Credit, Braintree, Venmo, Xoom and Paydiant products, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to payments and financial services come into effect; the impact of PayPal's customer choice initiatives, including on its funding mix and transaction expense; PayPal’s ability to successfully react to the increasing importance of mobile payments and mobile commerce; PayPal’s ability to deal with the increasingly competitive environment for its businesses, including competition for consumers and merchants; the outcome of legal and regulatory proceedings and PayPal's need and ability to manage other regulatory, tax and litigation risks as its products and services are offered in more jurisdictions and applicable laws become more restrictive; changes to PayPal's capital allocation or management of operating cash; uncertainty surrounding the implementation and impact of the United Kingdom's formal notification of its intent to withdraw from the European Union; PayPal's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; any changes PayPal may make to its product offerings; PayPal's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost; PayPal's ability to maintain the stability, security and performance of its Payment Platform while adding new products and features in a timely fashion; risks that planned acquisitions will not be completed on contemplated terms, or at all, and that any businesses PayPal may acquire will not perform in accordance with its expectations, including the possibility that the acquisition of TIO may not close or, if it does, that PayPal will not realize the expected benefits of the acquisition; and PayPal's ability to profitably integrate, manage and grow businesses that have been acquired or may be acquired in the future, including TIO. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could adversely affect PayPal's results of operations, financial condition and prospects or that could cause actual results to differ from those expressed or implied in forward-looking statements is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in PayPal’s most recent annual report on Form 10-K and its subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting PayPal's Investor Relations website at https://investor.paypal-corp.com or the SEC's website at www.sec.gov. All information in this release is as of April 26, 2017. For the reasons discussed above, you should not place undue reliance on the forward-looking statements in this press release. PayPal assumes no obligation to update such forward-looking statements.

PayPal

Investor Relations Contact
Gabrielle Rabinovitch
Vice President, Investor Relations
grabinovitch@paypal.com

Media Relations Contacts
Martha Cass	Amanda Miller
Senior Director, Corporate Communications	Director, Corporate Communications
mcass@paypal.com	amandacmiller@paypal.com
408.219.0563
Copyright © 1999-2017 PayPal. All rights reserved. Other company and product names may be trademarks of their respective owners.

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheet

	March 31, 2017	December 31, 2016
	(In millions, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$1,240	$1,590
Short-term investments	2,815	3,385
Accounts receivable, net	178	214
Loans and interest receivable, net	5,354	5,348
Funds receivable and customer accounts	14,941	14,363
Prepaid expenses and other current assets	897	833
Total current assets	25,425	25,733
Long-term investments	2,325	1,539
Property and equipment, net	1,448	1,482
Goodwill	4,060	4,059
Intangible assets, net	184	211
Other assets	51	79
Total assets	$33,493	$33,103
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$164	$192
Funds payable and amounts due to customers	15,741	15,163
Accrued expenses and other current liabilities	1,300	1,459
Income taxes payable	81	64
Total current liabilities	17,286	16,878
Deferred tax liability and other long-term liabilities	1,581	1,513
Total liabilities	18,867	18,391
Equity:
Common stock, $0.0001 par value; 4,000 shares authorized; 1,196 and 1,207 outstanding	—	—
Treasury stock at cost, 39 and 27 shares	(1,512)	(995)
Additional paid-in-capital	13,724	13,579
Retained earnings	2,412	2,069
Accumulated other comprehensive income	2	59
Total equity	14,626	14,712
Total liabilities and equity	$33,493	$33,103

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended March 31,
	2017	2016
	(In millions, except per share amounts)

Net revenues	$2,975	$2,544
Operating expenses:
Transaction expense	987	752
Transaction and loan losses	300	255
Customer support and operations(1)	317	296
Sales and marketing (1)	238	233
Product development (1)	214	195
General and administrative (1)	265	231
Depreciation and amortization (1)	183	175
Restructuring	40	—
Total operating expenses	2,544	2,137
Operating income	431	407
Other income (expense), net	7	15
Income before income taxes	438	422
Income tax expense	54	57
Net income	$384	$365
Net income per share:
Basic	$0.32	$0.30
Diluted	$0.32	$0.30
Weighted average shares:
Basic	1,203	1,216
Diluted	1,216	1,225

(1) Includes stock-based compensation as follows:
Customer support and operations	30	18
Sales and marketing	28	16
Product development	45	33
General and administrative	42	27
Depreciation and amortization	2	1
	$147	$95

PayPal Holdings, Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2017	2016
	(In millions)

Cash flows from operating activities:
Net income	$384	$365
Adjustments:
Transaction and loan losses	300	255
Depreciation and amortization	183	174
Stock-based compensation	145	95
Deferred income taxes	53	22
Excess tax benefits from stock-based compensation	—	(1)
Gain on sale of principal loans receivable held for sale, net	(6)	(6)
Changes in assets and liabilities:
Accounts receivable	36	(22)
Principal loans receivable held for sale, net	6	6
Accounts payable	(1)	13
Income taxes payable	17	(5)
Other assets and liabilities	(366)	(158)
Net cash provided by operating activities	751	738
Cash flows from investing activities:
Purchases of property and equipment	(148)	(133)
Changes in principal loans receivable, net	(136)	(120)
Purchases of investments	(7,109)	(4,091)
Maturities and sales of investments	5,581	4,196
Acquisitions, net of cash acquired	—	(19)
Funds receivable and customer accounts	754	492
Net cash (used in) and provided by investing activities	(1,058)	325
Cash flows from financing activities:
Proceeds from issuance of common stock	12	6
Purchases of treasury stock	(517)	(596)
Excess tax benefits from stock-based compensation	—	1
Tax withholdings related to net share settlements of equity awards	(101)	(15)
Borrowings (repayments) under financing arrangements	—	(21)
Funds payable and amounts due to customers	552	738
Net cash (used in) and provided by financing activities	(54)	113
Effect of exchange rate changes on cash and cash equivalents	11	14
Net change in cash and cash equivalents	(350)	1,190
Cash and cash equivalents at beginning of period	1,590	1,393
Cash and cash equivalents at end of period	$1,240	$2,583
Supplemental cash flow disclosures:
Cash paid for interest	$1	$1
Cash paid for income taxes	$48	$24

PayPal Holdings, Inc.
Unaudited Summary of Consolidated Net Revenues

We earn revenue from the following types of transactions:

•
Transaction revenues: Net transaction fees charged to consumers and merchants based on the volume of activity processed through our Payments Platform, including our PayPal, PayPal Credit, Venmo, Braintree and Xoom products.

•
Other value added services: Net revenues derived principally from interest and fees earned on our PayPal Credit loans receivable portfolio, subscription fees, gateway fees, gain on sale of participation interest in certain consumer loans receivable, revenue share we earn through partnerships, interest earned on certain PayPal customer account balances, fees earned through our Paydiant products and other services that we provide to consumers and merchants.

Net Revenues by Type	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	(In millions, except percentages)
Transaction revenues	$2,599	$2,615	$2,314	$2,323	$2,238
Current quarter vs prior quarter	(1)%	13%	—%	4%	(1)%
Current quarter vs prior year quarter	16%	16%	17%	18%	17%
Percentage of total	87%	88%	87%	88%	88%

Other value added services	376	366	353	327	306
Current quarter vs prior quarter	3%	4%	8%	7%	4%
Current quarter vs prior year quarter	23%	24%	28%	—%	37%
Percentage of total	13%	12%	13%	12%	12%

Total net revenues	$2,975	$2,981	$2,667	$2,650	$2,544
Current quarter vs prior quarter	—%	12%	1%	4%	—%
Current quarter vs prior year quarter(1)	17%	17%	18%	15%	19%
(1) Q2'16 total net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis was 16%.
For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

Net Revenues by Geography	Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	(In millions, except percentages)
U.S. net revenues	$1,606	$1,574	$1,436	$1,407	$1,343
Current quarter vs prior quarter	2%	10%	2%	5%	3%
Current quarter vs prior year quarter(1)	20%	21%	26%	20%	30%
Percent of total	54%	53%	54%	53%	53%

International net revenues	1,369	1,407	1,231	1,243	1,201
Current quarter vs prior quarter	(3)%	14%	(1)%	3%	(4)%
Current quarter vs prior year quarter(2)	14%	12%	10%	10%	8%
(FXN) Current quarter vs prior year quarter	18%	17%	16%	18%	15%
Percent of total	46%	47%	46%	47%	47%

Total net revenues	$2,975	$2,981	$2,667	$2,650	$2,544
Current quarter vs prior quarter	—%	12%	1%	4%	—%
Current quarter vs prior year quarter(3)	17%	17%	18%	15%	19%
(FXN) Current quarter vs prior year quarter	19%	19%	21%	19%	23%
(1) Q2'16 and Q1'16 U.S. net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis were 21% and 31%, respectively.
(2) Q1'16 international net revenues current quarter vs prior year quarter growth rate on a non-GAAP pro forma basis was 9%.
(3) Q2'16 total net revenues current quarter vs prior year quarter growth rates on a non-GAAP pro forma basis was 16%.
For a reconciliation to GAAP net revenues, please see “Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type, and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography” included in this press release.

PayPal Holdings, Inc.
Unaudited Supplemental Operating Data

	Three Months Ended,
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
	(In millions, except percentages)
Active customer accounts(1)	203	197	192	188	184
Current quarter vs prior quarter	3%	3%	2%	2%	2%
Current quarter vs prior year quarter	11%	10%	11%	11%	11%

Number of payment transactions(2)	1,732	1,755	1,512	1,448	1,414
Current quarter vs prior quarter	(1)%	16%	4%	2%	(1)%
Current quarter vs prior year quarter	23%	23%	24%	25%	26%

Payment transactions per active account(3)	31.7	31.1	30.2	29.4	28.4
Current quarter vs prior quarter	2%	3%	3%	3%	3%
Current quarter vs prior year quarter	12%	13%	13%	13%	12%

Total Payment Volume(4)	$99,327	$99,348	$87,403	$86,208	$81,056
Current quarter vs prior quarter	—%	14%	1%	6%	(1)%
Current quarter vs prior year quarter	23%	22%	25%	28%	29%
(FXN) Current quarter vs prior year quarter	25%	25%	28%	29%	31%

Transaction Expense Rate(5)	0.99%	0.96%	0.95%	0.94%	0.93%
Transaction and Loan Loss Rate(6)	0.30%	0.31%	0.31%	0.30%	0.31%
Transaction Margin(7)	56.7%	57.7%	58.7%	59.8%	60.4%
(1) An active customer account is a registered account that successfully sent or received at least one payment or payment reversal through our Payments Platform, excluding transactions processed through our gateway and Paydiant products, in the past 12 months.
(2) Payment transactions is the total number of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(3) Number of payment transactions per active customer account reflects the total number of payment transactions within the previous 12 month period, divided by active customer accounts at the end of the period.
(4) Total Payment Volume or “TPV” is the value of payments, net of payment reversals, successfully completed through our Payments Platform, excluding transactions processed through our gateway and Paydiant products.
(5) Transaction expense rate is calculated by dividing transaction expense by TPV.
(6) Transaction and loan loss rate is calculated by dividing transaction and loan loss by TPV.
(7) Transaction margin is total revenue less transaction expense and transaction and loan loss, divided by total revenue.

PayPal Holdings, Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and its prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because the company has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, the company's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, restructuring-related charges, other certain gains, losses or charges that are not indicative of the company's core operating results and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, the company's management also uses the foregoing non-GAAP measures in reviewing the financial results of the company.
The company excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense and related employer payroll taxes. This consists of expenses for equity awards under our equity incentive plans. We exclude stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses. The related employer payroll taxes are dependent on our stock price and the timing and size of exercises and vesting of equity awards, over which management has limited to no control, and as such management does not believe it correlates to the operation of our business.
Amortization or impairment of acquired intangible assets, impairment of goodwill, and transaction expenses from the acquisition or disposal of a business. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.
Restructuring. These consist of significant expenses for employee severance and other exit and disposal costs. The company excludes significant restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Other certain significant gains, losses, or charges that are not indicative of the company’s core operating results.  These expenses are significant gains, losses, or charges during a period that are the result of isolated events or transactions which have not occurred frequently in the past and are not expected to occur regularly or be repeated in the future.  The company excludes these amounts from its results primarily because management does not believe they are indicative of its current or ongoing operating results.
Tax effect of non-GAAP adjustments. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.
The company also uses free cash flow, a non-GAAP measure. Free cash flow represents operating cash flows less purchases of property and equipment. The company considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in the company's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.
In addition to the non-GAAP measures discussed above, the company also analyzes certain measures, including net revenues and operating expenses, on an FX-neutral basis to better measure the comparability of operating results between periods. The company believes that changes in foreign currency exchange rates are not indicative of the company’s operations and evaluating growth in net revenues and operating expenses on an FX-neutral basis provides an additional meaningful and comparable assessment of these measures to both management and investors. FX-neutral results are calculated by translating the current period’s local currency results by the prior period’s exchange rate. FX-neutral growth rates are calculated by comparing the current period's FX-neutral results by the prior period's results, excluding the impact from hedging activities.

PayPal Holdings, Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended March 31,
	2017	2016
	(In millions, except percentages)
	(unaudited)
GAAP operating income	$431	$407
Stock-based compensation expense and related employer payroll taxes	149	96
Restructuring	40	—
Amortization of acquired intangible assets	23	34
Total non-GAAP operating income adjustments	212	130
Non-GAAP operating income	$643	$537
Non-GAAP operating margin	21.6%	21.1%

Reconciliation of GAAP Net Income to Non-GAAP Net Income,
GAAP Diluted EPS to Non-GAAP Diluted EPS,
and GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended March 31,
	2017	2016
	(In millions, except percentages)
	(unaudited)
GAAP income before income taxes	$438	$422
GAAP income tax expense	54	57
GAAP net income	384	365
Non-GAAP adjustments to net income:
Non-GAAP operating income adjustments (see table above)	212	130
Tax effect of non-GAAP adjustments	(62)	(43)
Non-GAAP net income	$534	$452

Diluted net income per share:
GAAP	$0.32	$0.30
Non-GAAP	$0.44	$0.37
Shares used in GAAP diluted share calculation	1,216	1,225
Shares used in non-GAAP diluted share calculation	1,216	1,225

GAAP effective tax rate	12%	14%
Tax effect of non-GAAP adjustments to net income	6%	4%
Non-GAAP effective tax rate	18%	18%

PayPal Holdings, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended March 31,
	2017	2016
	(In millions/unaudited)
Net cash provided by operating activities	$751	$738
Less: Purchases of property and equipment	(148)	(133)
Free cash flow	$603	$605

Reconciliation of GAAP Net Revenues by Type to Non-GAAP Pro Forma Net Revenues by Type,
and GAAP Net Revenues by Geography to Non-GAAP Pro Forma Net Revenues by Geography

Net Revenues by Type	Three Months Ended,				Year Ended December 31,
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	2015
	(In millions/unaudited)
Transaction revenues	$2,262	$1,982	$1,970	$1,914	$8,128
Pro forma adjustment(1)	—	—	(4)	(3)	(7)
Non-GAAP pro forma transaction revenues	2,262	1,982	1,966	1,911	8,121

Other value added services	$294	276	327	223	$1,120
Pro forma adjustment(1)	—	—	—	—	—
Non-GAAP pro forma other value added services	294	276	327	223	1,120

Total net revenues	$2,556	$2,258	$2,297	$2,137	$9,248
Pro forma adjustment(1)	—	—	(4)	(3)	(7)
Total non-GAAP pro forma net revenues	2,556	2,258	2,293	2,134	9,241
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.

Net Revenues by Geography	Three Months Ended,				Year Ended December 31,
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	2015
	(In millions/unaudited)
U.S. net revenues	$1,302	$1,138	$1,170	$1,030	$4,640
Pro forma adjustment(1)	—	—	(3)	(2)	(5)
Non-GAAP pro forma U.S. net revenues	1,302	1,138	1,167	1,028	4,635

International net revenues	$1,254	$1,120	$1,127	$1,107	$4,608
Pro forma adjustment(1)	—	—	(1)	(1)	(2)
Non-GAAP pro forma international net revenues	1,254	1,120	1,126	1,106	4,606

Total net revenues	$2,556	$2,258	$2,297	$2,137	$9,248
Pro forma adjustment(1)	—	—	(4)	(3)	(7)
Non-GAAP pro forma net revenues	2,556	2,258	2,293	2,134	9,241
(1) Reflects the impact of lower transaction revenues from payment services provided by PayPal to eBay as the result of the terms of certain commercial agreements negotiated between the parties that stipulate lower transaction fees than those historically charged to eBay.